Exhibit 10.2

PARTICIPATION AND RESTRICTIVE COVENANTS AGREEMENT

This PARTICIPATION AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement” or this “Restrictive Covenants Agreement”) is entered into as of June 6, 2018, between Forward Air Corporation (the “Company”) and Thomas Schmitt (the “Executive”) (jointly the “Parties”) pursuant to which the Executive accepts participation in the Forward Air Corporation Executive Severance and Change in Control Plan (the “Severance Plan”) subject to the terms and conditions thereof as amended from time to time.

REASONS FOR THIS AGREEMENT: During Executive’s relationship with the Company, Executive has learned, will learn, or has or will have access to, important proprietary information related to the operations and business of Forward Air Corporation and its subsidiaries and affiliates (collectively, the “Company’s Business”). Executive acknowledges that the proprietary customer, operations, financial, and business information that has been or will be learned or accessible has been and will be developed through the Company’s expenditure of substantial effort, time and money; and together with relationships developed with customers and employees, could be used to compete unfairly with the Company. The Company’s ability to sell its products and services on a competitive basis depends, in part, on its proprietary information and customer relationships, and the Company would not share this information, provide training or promote Executive’s relationship with customers if the Company believed that it would be used in competition with the Company, which non-disclosure would cause Executive’s performance and opportunities to suffer.

In consideration of employment or continued employment, participation in the Severance Plan and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree:

1.    DEFINITIONS: For this Restricted Covenants Agreement, the following terms shall have the meaning specified below:

(a)    PERSON: Any individual, corporation, limited liability company, partnership, joint venture, association, unincorporated organization or other entity.

(b)    TERMINATION DATE: The date of Executive’s termination of employment from the Company, whether such termination is voluntary or involuntary, or with or without cause.

(c)    CUSTOMERS: All customers and actively sought prospective customers of the Company with whom Executive had business contact, about whom Executive received Confidential Information, or whose business resulted in a commission or other payment being made to Executive during the Executive’s employment with the Company.

(d)    CONFIDENTIAL INFORMATION: “Confidential Information” as defined herein shall exclude company trade secrets and is defined as such other information not rising to the level of a trade secret, relating to the Company’s customers, operation, finances, and business that derives value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data, formulas, patterns, compilations (including compilations of customer information), programs (including fulfillment and marketing programs), devices, methods (including fulfillment methods), techniques, processes, financial data (including sales forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information does not include information that: (i) was generally known to the relevant public at the time of disclosure; (ii) was lawfully received by Executive from a third party; (iii) was known to Executive prior to receipt from the Company; or (iv) was independently developed by Executive or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Executive or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Agreement.

(e)    TERRITORY: the term “Territory” as used in this Restrictive Covenants Agreement means the continental United States, Mexico and Canada, which is the territory in which the Company conducts the Company Business and the territory in which Executive provides services to the Company. Executive acknowledges and agrees that the direct and indirect scope of Executive’s duties and responsibilities and the breadth of the geography impacted by the Confidential Information to which the Executive may be exposed during Executive’s employment with the Company are throughout the Territory.

(f)    COMPETING BUSINESS: any Person (other than the Company but including Executive) providing or offering less-than-truckload, truckload, intermodal, pool distribution, dedicated line haul, dedicated contract carriage, logistics or final mile delivery services, or any other goods or services identical to or reasonably substitutable for the goods and services offered by the Company.

(g)    RESTRICTED PERIOD: a period of 365 days following the later of (i) the Termination Date or (ii) the date of the last payment of termination benefits, if any are owed, under either Section 4.01 or 5.02 of the Severance Plan.

2.    TRADE SECRETS AND CONFIDENTIAL INFORMATION: Executive shall not use or disclose the Company’s trade secrets during or after employment. Executive shall not use or disclose Confidential Information following the termination of employment for any reason, except in connection with his duties performed in accordance with his Employment Agreement or except with the prior written consent of the Chairman of the Board of the Company; provided, however, Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

3.    RETURN OF PROPERTY AND MATERIALS: On the Termination Date or for any reason or at any time at the Company’s request, Executive will deliver promptly to the Company all of the Company’s property, including without limitation all materials, documents, plans, records, notes, or other papers and any copies, summaries or excerpts of any kind, and computerized or electronic media in any format whatsoever, and any Company access keys or key cards, identification or credit cards, computer or electronic hardware or software, in Executive’s possession or control relating in any way to the Company’s Business, which at all times shall be the property of the Company.

4.    NON-SOLICITATION OF EMPLOYEES: During employment and through the end of the Restricted Period, Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly, solicit or induce or in any manner attempt to solicit or induce, any person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or at will.

5.    NON-SOLICITATION OF CUSTOMERS: During employment and through the end of the Restricted Period, Executive will not either on his own behalf or on behalf of any other Person, except on behalf of the Company, directly or indirectly, solicit Customers on behalf of a Competing Business or for the purpose of (i) providing or offering products or services identical to or reasonably substitutable for the products and services provided or offered by the Company, or (ii) lessening, in whole or in part, the Company’s business or relationship with its Customers.

6.    NON-COMPETITION: During employment and through the end of the Restricted Period, Executive will not, within the Territory, engage in a Competing Business, provide services to a Competing Business similar to those that Executive provided to the Company, become an officer or director of a Competing Business, or otherwise directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of a Competing Business.

7.    DISPARAGEMENT: Executive shall not at any time make false, misleading or disparaging statements about the Company or any subsidiary of the Company, including its products, management, employees, and customers. “Disparaging” statements are those that impugn the character, honesty, integrity, morality, business acumen, or abilities of the individual or entity being disparaged.

8.    OWNERSHIP OF CONFIDENTIAL INFORMATION: The Executive hereby agrees that any and all improvements, inventions, discoveries, formulas, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively “Work Product”) within the scope of any business of the Company or any affiliate which the Executive may conceive or make or has conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, wherever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

9.    NO WAIVER: The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

10.    DEFEND TRADE SECRETS ACT OF 2016: Executive is also hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive represents and warrants he has been notified by this Agreement that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if he: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

11.    INJUNCTIVE RELIEF: Executive understands that, in the event of a breach or threatened breach of this Agreement by Executive, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief, without prior notice to Executive and without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to recover attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this agreement, as well as to any other remedies available to it, including money damages.

12.    CONSTRUCTION: The Parties agree that the covenants set forth herein are reasonable with respect to their duration, geographical area and scope. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the Term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable; and provided further that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any judicial body of competent jurisdiction, it shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any illegal, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Executive and the Company.

(a)    Executive agrees and acknowledges that the restrictions contained in this Agreement do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. Executive agrees and acknowledges that the potential harm to the Company, and any of its subsidiaries and affiliates, of the non-enforcement of the provisions of this Agreement outweighs any potential harm to Executive of their enforcement by injunction or otherwise. Executive expressly acknowledges and agrees that each and every restraint imposed by the provisions of this Agreement is reasonable with respect to subject matter, activity restraints, time period and geographical area.

(b)    In the event the parties litigate the enforceability of any of the provisions of this Agreement, the time period for the respective restrictive covenants shall be tolled until such litigation is resolved by final judgment, including any appeal.

(c)    The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(d)    The captions of the Paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Paragraph of this Agreement.

13.    FORUM SELECTION AND CHOICE OF LAW: This Agreement shall be interpreted, construed and governed by and under the laws of the State of Georgia, not including the choice of law rules thereof. Each party irrevocably (i) consents to the exclusive jurisdiction and venue of the courts located in Fulton County, Georgia in any and all actions arising under or relating to this Agreement, and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action.

IN WITNESS WHEREOF, the Company and the Executive have executed this Restrictive Covenants Agreement as of the date first written above.

PARTICIPANT:	FORWARD AIR CORPORATION:

/s/ Thomas Schmitt		/s/ Bruce A. Campbell
(signature)	By:	Bruce A. Campbell
	Its:	Chairman, Chief Executive Officer & President
Thomas Schmitt
(print name)